Exhibit 10.18(17)

OLD DOMINION FREIGHT LINE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

EFFECTIVE AS OF THE 2026 ANNUAL MEETING OF SHAREHOLDERS

Director Role	Annual Cash Retainer		Annual Restricted Stock Grant Amount
Member (all non-employee directors)	$110,000		$172,000
Lead Independent Director	25,000	(1)	—
Audit Committee Chair	25,000	(1)	—
Talent and Compensation Committee Chair	20,000	(1)	—
Governance and Nomination Committee Chair	20,000	(1)	—
Risk Committee Chair	20,000	(1)	—

(1)
Each non-employee Chair of a Board Committee and the Lead Independent Director receives this annual retainer in addition to the $110,000 annual cash retainer paid to all non-employee directors.